SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
April 3, 2020

Barrett Business Services, Inc.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

0-21886	52-0812977
(Commission File Number)	IRS Employer Identification No.

8100 N.E. Parkway Drive, Suite 200

Vancouver, Washington 98662
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (360) 828-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	BBSI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 3, 2020, Barrett Business Services, Inc. (the “Company”), and Heather Gould, Vice President and Chief Strategy Officer of the Company, mutually agreed that Ms. Gould would depart the Company effective as of April 3, 2020 (the “Separation Date”).

(e) Ms. Gould and the Company entered into a Separation and Release Agreement (the “Separation Agreement”) on April 3, 2020. The Compensation Committee of the Company’s Board of Directors reviewed and approved the terms of the Separation Agreement prior to its execution.

Under the Separation Agreement, Ms. Gould will be paid $11,250 in cash in a lump sum, as well as salary continuation payments based on Ms. Gould’s base salary in effect as of March 1, 2020, and payable in accordance with the Company’s regular payroll schedule through December 31, 2020, subject to applicable payroll taxes and deductions. Ms. Gould’s expenses for employee outplacement services will also be paid by the Company up to a $10,000 cap.

All outstanding restricted stock units held by Ms. Gould as of the Separation Date that were scheduled to vest after the Separation Date and on or before July 14, 2020, were accelerated and deemed fully vested as of the Separation Date. Ms. Gould is also entitled to receive all vested benefits as of the Separation Date in accordance with the terms of the Company’s benefits plans.

The Change in Control Agreement and Death Benefit Agreement to which Ms. Gould was a party and her participation in the Company’s Nonqualified Deferred Compensation Plan terminated on the Separation Date. The Separation Agreement provides for a general release by Ms. Gould of claims against the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

April 6, 2020
/s/ Gary E. Kramer
By: Gary E. Kramer
President and Chief Executive Officer